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                                                                     Exhibit 3.1


                              February 29, 2000


John Nuveen & Co. Incorporated
333 West Wacker Drive
Chicago, Illinois  60606

     Re:                Nuveen Unit Trusts, Series 83
                        -----------------------------


Gentlemen:

     We have served as counsel for you, as Depositor of Nuveen Unit Trusts, Series 83 (hereinafter referred to as the "Fund"), in connection with the issuance under the Trust Indenture and Agreement dated the date hereof between John Nuveen & Co. Incorporated, as Depositor, and The Chase Manhattan Bank, as Trustee, of Units of fractional undivided interest in the one or more Trusts of said Fund (hereinafter referred to as the "Units").

     In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:


     1. The execution and delivery of the Trust Indenture and Agreement and the establishment of book entry positions and the execution and issuance of certificates evidencing the Units in the Trust(s) of the Fund have been duly authorized; and

     2. The book entry positions and certificates evidencing the Units in the Trust(s) of the Fund when duly established or duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Indenture and Agreement, will constitute valid and binding obligations of such Trust(s) and the Depositor in accordance with the terms thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-30472) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.


                                     Respectfully submitted,


                                 /s/ Chapman and Cutler

                                     Chapman and Cutler

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